[COBB & EISENBERG LLC Letterhead]


                                                              September 22, 1997

Poore Brothers, Inc.
3500 South La Cometa Drive
Goodyear, Arizona 85338

                  Re:      Registration Statement on Form SB-2 of
                           Poore Brothers, Inc.

Dear Sirs:

         We refer to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Poore Brothers, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by certain persons of up to 907,060 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The following securities are being registered pursuant to the Registration Statement: (i) 607,060 shares of Common Stock previously issued by the Company (the "Stockholder Shares"); and (ii) 300,000 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of a warrant issued in September 1996 by the Company to Westminster Capital, Inc. (the "Warrant").

         In connection with this opinion, we have examined copies of (i) the Certificate of Incorporation, as amended to date, and the By-laws of the Company and (ii) certain resolutions of the Board of Directors of the Company relating to the Registration Statement. We have also examined originals, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examinations, we have assumed the completion of all requisite corporate actions and authorizations prior to the effectiveness of the Registration Statement, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies, and the authenticity of all originals of such copies

         Based upon the foregoing, we are of the opinion that:

         (a) to our knowledge, the Stockholder Shares have been validly issued and fully paid, and are non-assessable; and
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Poore Brothers, Inc.                    -2-                   September 22, 1997




         (b) the Warrant Shares have been validly authorized for issuance and sale and will, when duly issued and sold as contemplated by the Warrant, be validly issued, fully-paid and non-assessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

         We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                            Very truly yours,


                                            /s/ COBB & EISENBERG LLC